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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES ACT OF 1934.

                                      Commission File Number    001-13913
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                         Waddell & Reed Financial, Inc.
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             (Exact name of registrant as specified in its charter)


          6300 Lamar Avenue, Overland Park, Kansas 66202 (913) 236-2000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      Class B Common Stock, $.01 Par Value
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            (Title of each class of securities covered by this Form)

                      Class A Common Stock, $.01 Par Value
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)1(i)  /x/                  Rule 12h-3(b)(1)(i)   / /

          Rule 12g-4(a)1(ii) / /                  Rule 12-h-3(b)(1)(ii) / /

          Rule 12g-4(a)2(i)  / /                  Rule 12h-3(b)(2)(i)   / /

          Rule 12g-4(a)2(ii) / /                  Rule 12h-3(b)(2)(ii)  / /

                                                  Rule 15d-6            / /

         Approximate number of holders of record as of the certification or
notice date:      None
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Waddell & Reed Financial,Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 30, 2001             By:  /s/ Daniel C. Schulte
                                     -----------------------------------
                                  Name:  Daniel C. Schulte
                                  Title: Vice President, General Counsel
                                  and Secretary